THE SOURLIS LAW FIRM Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	214 Broad Street
Philip Magri, Esq.+	Red Bank, New Jersey 07701
Joseph M. Patricola, Esq.*+ #	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

February 12, 2010

Board of Directors
BAETA Corp.
1 Bridge Plaza
Second Floor, Suite 275
Fort Lee, NJ 07024 (917) 921-3745

Re:	BAETA Corp.
Registration Statement on Form S-1
915,400 Shares of Common Stock

To the Board of Directors:

We have acted as securities counsel to BAETA Corp., a New Jersey corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of  915,400 shares of common stock, par value $0.0001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

We express no opinion on the laws of any jurisdiction other than the New Jersey Statutes and all other relevant laws of the State of New Jersey, including all applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations made to date.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

The Sourlis Law Firm

/s/ VIRGINIA K. SOURLIS, ESQ.
Virginia K. Sourlis, Esq.